UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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EPOCH HOLDING CORPORATION

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EPOCH HOLDING CORPORATION

640 Fifth Avenue

New York, New York 10019

(212) 303-7200

Dear Stockholders:	October 18, 2011

We are pleased to report strong results for the fiscal year ended June 30, 2011. Assets under management (“AUM”) increased 51%, from $11.3 billion at June 30, 2010 to $17.1 billion at June 30, 2011. The increase in AUM resulted from market performance as well as inflows from both new and existing clients. Net AUM inflows during the fiscal year were $1.8 billion. Revenues increased 32%, from $53.3 million to $70.6 million, while our operating profit margin rose from 34% to 41%. We continue to expand our distribution channels and are increasingly becoming more global in both our product mix and the sourcing of client mandates. More than 30% of our revenues are now derived from clients domiciled outside the United States.

As of June 30, 2011, all of our investment strategies had outperformed their respective benchmarks for the five-year period, and nearly all of them had outperformed their respective benchmarks since their inception. On a risk-adjusted basis in particular, our investment results continued to rank favorably against competitors. During the year, we added to our professional staff on both the investment and client service teams to further support our future development.

We raised the quarterly cash dividend in January 2011, from an annual rate of $0.20 per share to an annual rate of $0.24 per share, and further raised it earlier this month to an annual rate of $0.32 per share. A special dividend of $0.75 per share was paid in December 2010. In conjunction with the most recent dividend increase, we also increased our share buyback program.

As of September 30, 2011 our AUM was $16.0 billion, reflecting the sharp decline in global equity markets during the recent quarter. The effect of the market decline on our AUM, however, was significantly offset by new business awards and inflows. Despite the challenge of one of the most difficult global macroeconomic environments in decades, our investment strategies continue to generate interest and additional AUM flows.

The economic recovery remains sluggish and various economic and geopolitical concerns persist. Consequently, the equity markets are vulnerable to negative news that challenges the strength and sustainability of a recovery. Nonetheless, our investment perspective remains long term. The fundamentals of Epoch’s business are strong and opportunities for successful execution of our investment philosophy and related strategies continue.

We are confident in our ability to continue building an investment firm of substance. We have a robust balance sheet, an experienced investment team, and a history of strong risk-adjusted investment performance. As always, client interests are paramount. Our focus remains on delivering clients top-tier investment results and exceptional service. If we do so, our shareholders will benefit as well.

Sincerely,

Allan R. Tessler	William W. Priest
Chairman of the Board	Chief Executive Officer